Exhibit 99.1

                                                                    News Release

TRANSACTION SYSTEMS ARCHITECTS, INC.
224 SOUTH 108 AVENUE
OMAHA, NEBRASKA 68154
402.334.5101
FAX 402.390.8077



For more information contact:
William J. Hoelting
Vice President, Investor Relations
402.390.8990


FOR IMMEDIATE RELEASE


          Transaction Systems Architects' CEO Announces his Intentions
                             to Retire by June 2006


(OMAHA, Neb.-- September 28, 2004) -- Transaction Systems Architects, Inc. (Nasdaq:TSAI), a leading global provider of enterprise e-payments and e-commerce software, announced today that Gregory D. Derkacht, its president and chief executive officer, plans to retire from the Company not later than June 30, 2006.

"It has been an honor to serve as TSA's president and CEO and I look forward to continuing to serve while the Company seeks my successor and during a successful transition period," Mr. Derkacht said. "TSA has achieved significant accomplishments over the last couple of years and I want to make sure that we continue to build on those accomplishments while planning for my successor."

The Company also announced today that it has entered into a revised employment agreement with Mr. Derkacht providing for his continued service while his successor is sought and for an appropriate transition period.

The Company's Board of Directors is commencing a search for an experienced leader with a proven record of performance to succeed Mr. Derkacht. The revised employment agreement allows sufficient time to select a successor and provide for a smooth transition.


About Transaction Systems Architects, Inc.

The Company's software facilitates electronic payments by providing consumers and companies access to their money. Its products are used to process transactions involving credit cards, debit cards, secure electronic commerce, mobile commerce, smart cards, secure electronic document delivery and payment, checks, high-value money transfers, bulk payment clearing and settlement, and enterprise e-infrastructure. The Company's solutions are used on more than 1,700 product systems in 76 countries on six continents.


Forward-Looking Statements

Statements included in this press release may contain forward-looking statements. Such forward-looking statements are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this press release are subject to a variety of risks and uncertainties. Actual results could differ materially.

For a detailed discussion of these and other risk factors, interested parties should review the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K filed on December 23, 2003, the Company's
Form 10-Q filed on February 17, 2004, the Company's form 10-Q filed on May 17, 2004, and the Company's Form 10-Q filed on August 11, 2004.